Exhibit 10.5
MEMORANDUM OF AGREEMENT

Dated:8th August 2007

_________________________

hereinafter called the Sellers, having agreed to sell, and Genco _____ Limited which to be guaranteed hereinafter called the Buyers, having agreed to buy

Name:

Classification Society/Class: NK
                          By:

Flag:                                           Place of Registration:

Call Sign:                                                Grt/Nrt:

 Number:

hereinafter called the Vessel, on the following terms and conditions:

Definitions

“Banking days” are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.

“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.

“Classification Society” or “Class” means the Society referred to in line 4.

1.           Purchase Price

2.           Deposit

As security for the correct fulfilment of this Agreement the Buyers shall pay a deposit of 10% (ten per cent) of the Purchase Price within 3 (three) working days from the date this Agreement is signed by fax by both parties and all subjects lifted, whichever is later.  This deposit shall be placed with HSBC Bank Piraeus Branch – Attn Ms Kopsahili Tel.: +30 210 458 2414

and held by them in an interest bearing joint account for the Sellers and the Buyers, to be released in accordance with joint written instructions of the Sellers and the Buyers.  Interest, if any, to be credited to the Buyers.  Any fee charged for holding the said deposit shall be borne equally by the Sellers and the Buyers.

3.           Payment

The said Purchase Price shall be paid in full free of bank charges to HSBC Bank Piraeus Branch on delivery of the Vessel, but not later than 3 New York banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and

Notice of Readiness has been given in accordance with Clause 5.

4.           Inspections

The buyers have accepted the vessel whether inspected or not and also accepted class records therefore the sale is outright and definite in this respect.

5.           Notices, time and place of delivery

a)	The Sellers shall keep the Buyers well informed of the Vessel’s itinerary and shall provide the Buyers with 20/15, 7 , and 3 days approximate notice of the estimated time of arrival at the intended place of delivery and will otherwise keep Buyers

well updated of any changes to these notices  .  When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a final Notice of Readiness for delivery by facsimile or email after the Vessel is in all respects ready for delivery in accordance with the

MOA including documentation reasonably required for registration, whereupon the Buyers shall pay for and take delivery of the vessel within three (3) New York banking days after receipt of a valid Notice of Readiness.

b)	The Vessel shall be delivered and taken over cargo free, safely afloat at a safe and accessible berth or anchorage in Sellers’ option at one safe port in the range of worldwide in Sellers’ option, excluding following countries: Albania, Burma, Cuba, Ivory Coast, Congo, Iran, Iraq, Liberia, North Korea, Sierra Leone, Sudan, Syria (which port must be suitable to and where a class approved diver and surveyor are located).

Expected time of delivery: between October 1st, 2007 and December 10th, 2007

Date of cancelling (see Clauses 5 c), 6 b) (iii) and 14): 10th of December in Buyer’s option

c)
If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 within 7 running days of receipt of the notice or of accepting the new date as the new cancelling date.  If the Buyers have not declared their option within 7 running days of receipt of the Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new cancelling date and shall be substituted for the canceling date stipulated in line 61.

If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clause 5 a) and 5 c) shall remain unaltered and in full force and effect.  Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.

d)
Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

6.           Drydocking/Divers Inspection

b)**	(i) The Vessel is to be delivered without drydocking. However the Buyers have the right to carry out an inspection of the vessel’s underwater parts with class approved divers prior to the delivery of the vessel.  Should the Buyers choose to exercise this right then the Buyers shall arrange at their expense an inspection of the underwater parts by a class approved diver in the presence of a representative of both Buyers/Sellers together with a class surveyor who is to be arranged by Sellers.  The Sellers shall at their cost make the Vessel available for such inspection.  The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society.

If the conditions at the port of delivery are unsuitable for such inspection, the Sellers shall make the Vessel available at a suitable alternative place nearby at their own expense.  Should such movement delay the vessel beyond her cancelling date, then same shall be extended to allow for this inspection.  If any damage is found to the vessel’s underwater parts which in the opinion of the class surveyor affects the vessels clean class then:
A) If class requires the immediate drydocking of the vessel, then the drydocking clause herein shall be fully reinstated into this agreement and the vessel is to be docked accordingly at the Sellers expense before delivery. In this case the cancelling under this agreement shall automatically be extended by the duration of the entire repair period (including waiting time/deviation/gas freeing time, etc.) but not over four weeks. The Buyers shall then have the right to carry our their own works at their risk and expense and without causing any delays to the Sellers’ works and not interfering with same. The Buyers have the right to attend the drydocking without interfering with the Sellers or the class surveyors works. Should the Buyers’ works delay the undocking beyond the time that the Sellers’ works are completed, then provided that the vessel is in all other respects ready for delivery in accordance with this agreement, the Sellers have the right to present the Notice of Readiness whilst the vessel is in the dock.  In any event the Sellers shall remain responsible for the undocking costs even if the vessel is delivered to the Buyers in the dock.

B) in the case of a class recommendation or condition calling for the repair of such defects at a later state or at the next class scheduled drydocking, then the Sellers shall pay the Buyers a mutually agreed lumpsum compensation figure covering the cost of such works but excluding all drydock dues unless the vessel is required by class to drydock before its next schedule drydocking in which case estimated drydock costs to be included in lumpsum settlement.  If this figure cannot be mutually agreed the Buyers and the Sellers are to obtain a quotation for the repairs from two first class shipyards near to the delivery port and the compensation is to be the average of these two quotations.

(ii)  If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, then unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good by the Sellers at their expense to the satisfaction of the Classification Society without condition/recommendation*. In such event the Sellers are to pay also for the cost of the underwater inspection and the Classification Society’s attendance.

(iii) If the Vessel Is to be drydocked pursuant to Clause 6 b) (ii) and no suitable drydocking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5 b). Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the purpose of this Clause, become the new port of delivery. In such event the cancelling date provided for In Clause 5 b) shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of 14 running days.

c)           If the Vessel is drydocked pursuant to Clause 6 a) or 6 b) above

(i) the Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the right to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society’s rules for tailshaft survey and consistent with the current stage of the Vessel’s survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel’s class, those parts shall be renewed or made good at the

Sellers’ expense to the satisfaction of the Classification Society without condition/recommendation*.

(ii) the expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out, in which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses if the Buyers require the survey and parts of the system are condemned or found defective or broken so as to affect the Vessel’s class*.

(iii) the expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society’s fees shall be paid by the Sellers if the Classification Society issues any condition/recommendation* as a result of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers shall pay the aforesaid expenses, dues and fees.

(iv) the Buyers’ representative shall have the right to be present in the drydock, but without interfering with the work or decisions of the Classification surveyor.

(v) the Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk and expense without interfering with the Sellers’ or the Classification surveyor’s work, if any, and without affecting the Vessel’s timely delivery. If, however, the Buyers’ work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers’ work shall be for the Buyers’ risk and expense. In the event that the Buyers’ work requires such additional time, the Sellers may upon completion of the Sellers’ work tender Notice of Readiness for delivery whilst the Vessel Is still In drydock and the Buyers shall be obliged to take delivery In accordance with Clause 3, whether the Vessel is in drydock or not and irrespective of Clause 5 b).

*	Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

**	6 a) and 6 b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 6 a) to apply.

7.	Spares/bunkers, etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board/on order and on shore.  All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, broached and unbroached stores, provisions and publications belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers’ property, Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The radio installation and navigational equipment shall be included in the sale without extra payment if they are the property of the Sellers. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers’ flag or name, provided they replace same with similar unmarked items. Library, forms, etc., exclusively for use in the Sellers’ vessel(s), shall be excluded without compensation. Captain’s, Officers’ and Crew’s personal belongings including the slop chest are to be excluded from the sale, as well as the following additional items (including items on hire): a maxi gun water cannon for the holds and all oxygen, acetylene, freon bottles

The Buyers shall take over [the remaining bunkers at the time of delivery and pay for them according to the prevailing plats prices at the time of delivery/port of delivery and] unused/unbroached lubricating oils remaining on board in the vessel’s storage tanks and in unbroached/sealed drums and pay Sellers last net invoice prices duly evidenced by vouchers

Payment under this Clause shall be made at the same time and place, in the same currency as the

Purchase Price.

8.           Documentation

The place of closing:  HSBC Bank Piraeus Branch

In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery documents, reasonably required by Buyers. Sellers to provide Buyers with draft/copy of each of the requested documents at least ten (10) New York banking days prior to the intended delivery date, for Buyers approval. Sellers will deliver such documentation as is required and customary and may otherwise be required by the flag state where Buyer intends to register the vessel.

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies.  Other technical documentation which may be in the Sellers’ possession shall be promptly forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel’s log books but the Buyers to have the right to take copies of same.

9.           Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances, mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10.           Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account.

11.           Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection, fair wear and tear excepted. However, the Vessel shall be delivered with her class maintained without condition/recommendation*, free of average damage affecting the Vessel’s class, and with all her classification certificates and national/international certificates, as well as all other certificates the Vessel had at the time of inspection, clean, valid and unextended at the time of delivery of the vessels, with all continuos survey items completely up to date without extensions and without condition/recommendation* by Class or the relevant authorities at the time of delivery.
“Inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4 a) or 4 b), if applicable, or the Buyers’ inspection prior to the signing of this Agreement. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.

*	Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

12.           Name/markings

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.

13.           Buyers’ default

Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.
Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers.  If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for ail expenses incurred together with interest.

14.           Sellers’ default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fall to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again In every respect by the date stipulated in line 61 and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately.
Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fall to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15.           Buyers’ representatives

After this Agreement has been signed by both parties and all subjects lifted and the deposit has been lodged, the Buyers have the right to place two representatives on board the Vessel at their sole risk and expense upon

These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the Sellers’ crew or with the operation of the Vessel. The
Buyers’ representatives shall sign the Sellers’ letter of Indemnity prior to their embarkation.

16.           Arbitration

a)*	This Agreement shall be governed by and construed in accordance with English law/LMAA
and

any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts 1950 and 1979 or any statutory modification or re-enactment thereof for the time being In force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply.  If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final.

Clauses 17 and 18 to form an integral part of this MoA.

Clause 17

Vessel to be delivered with a minimum of 200 tons of bunkers on board and 30 mtns mdo.

For the Sellers                                                      For the Buyers

This document is a computer generated copy of *SALEFORM 1993*, printed by authority of the Norwegian Shipbrokers’ Association, using software which is the copyright of Strategic Software Ltd. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the preprinted text of this document, the original document shall apply. The Norwegian Shipbrokers’ Association and Strategic Software Ltd. assume no responsibility for any loss or damage caused as a result of discrepancies between the original approved document and this document.